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                                                                       EXHIBIT 4




                        [MESSERLI & KRAMER LETTERHEAD]




April 14, 1999



Virtual Technology Corporation
3100 West Lake Street
Minneapolis, MN 55416

RE:  VIRTUAL TECHNOLOGY CORPORATION - ISSUANCE OF SECURITIES
     OUR FILE NO. 11041/8

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Virtual Technology Corporation, (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of 1,000,000 shares of the Company's Common Stock, no par value (the "Shares"), that will be issued pursuant to the 1999 Consulting Agreement with Fontenelle, LLC, a Nevada limited liability company (the "Consulting Agreement.")

     In connection with this opinion, we have examined the Registration Statement, the Company's restated Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof. We further are relying upon the oral representations of the Company that the stock certificate for the shares already issued to Fontenelle in connection with the Consulting Agreement in error will be cancelled and reissued to Fontenelle upon the effectiveness of the Registration Statement. We are also relying upon the oral representations of Steven Antebi that he is the sole member of Fontenelle and will be the sole natural person who will perform the consulting services pursuant to the Consulting Agreement with the Company, and that Fontenelle will distribute to Mr. Antebi, as its sole member, the shares of the Company's stock issued to Fontenelle pursuant to the Consulting Agreement for his personal sale or transfer.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Consulting Agreement and the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,



/s/ MESSERLI & KRAMER P.A.